Exhibit 99.1

Entergy Arkansas
425 W. Capital Avenue
Little Rock, AR  72201

Date:	June 7, 2006

For Release:	June 7 , 2006

Contacts:	James Thompson 501 377-3545 office 1-800-264-2535 #9598 pager jthomp5@entergy.com

Entergy Arkansas Responds to APSC Order and Files Notice of Rate Case;
Asks Court to Allow Recovery of Other Expenses

Little Rock, Ark. - Entergy Arkansas filed notice today that it will seek an increase in base rates. The company's base rates have not increased since 1985. The company also filed an appeal on Tuesday in the state Court of Appeals asking the court to overturn the Arkansas Public Service Commission's suspension of its fuel and purchased energy rider to allow it to collect money it spent on fuel and purchased power in 2005.

"In August we will file to increase base rates," said Steve Strickland, Entergy Arkansas' vice president of regulatory affairs. "The Cost of Service Study the Commission ordered us to file today shows that current base rates produce annual revenues approximately $148 million less than our cost and our projected costs going forward."

Strickland added that the rate case will be based on a new Cost of Service Study, so the amount of increase the company requests could change.

The APSC directed Entergy Arkansas to provide a cost of service study in an order issued on April 7. A cost of service study identifies the typical, annual cost of operating a utility and is used by the APSC to set a utility's base rates.

In a separate action, Entergy Arkansas asked the state Court of Appeals to overturn a Commission decision to suspend an increase in the fuel and purchased power rate that would recover costs for fuel and purchased energy that the company spent in 2005 to provide electricity to its customers.

On March 31, the Commission issued an order that suspended Entergy Arkansas' proposed Fuel and Purchased Power increase that was scheduled to become effective in April for a period of 12 months. The new rate would have increased bills for typical Entergy Arkansas residential customers using 1,000 kilowatt hours a month by approximately $9.27 per month, or 9.9 percent. An Entergy Arkansas residential customer using 1,000 kilowatt hours of electricity per month is currently paying $93.50 per month on average. The adjustment would have increased that amount to $102.77 - nearly equal to what customers were paying in 1992.

With no timetable from the APSC for resolving this issue, the company had no choice but to challenge the APSC's order in the state court of appeals in an effort to recover its 2005 Fuel and Purchased Power costs.

"Other electric utility companies in Arkansas were allowed to increase their fuel recovery at similar levels that Entergy was denied," Strickland said. "The APSC Staff conducted a thorough review of our fuel and purchased energy costs and recommended the increase be allowed to go into effect."

The Commission's action delaying recovery of the fuel and purchased power costs will cause customers to pay significant interest charges -- already amounting to more than $4 million in just a two-month delay. Company officials estimate that a one-year delay in recovery would increase carrying costs more than $25 million.

"Nobody wants to pay higher energy costs, but our actions are intended to minimize the fuel and purchased energy cost that our customers pay," Strickland said. "This is power and fuel that Entergy has already bought on behalf of its customers, and it has already been used. We want to get this reimbursement completed as soon as possible so our customers will not be faced with a pancaking effect in 2007 when we expect other components of Entergy Arkansas bills to increase. Allowing the new fee to go into effect as soon as possible will minimize negative impact on customers in 2007."

Entergy makes no profit on reimbursement for fuel and purchased power - which comprises about 20 percent of a typical residential bill.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.